Exhibit 99
SUPERIOR BANCORP TOPS $3 BILLION IN ASSETS;
ANNOUNCES SECOND QUARTER 2008 PERFORMANCE

          •     Second quarter 2008 earnings per share: $0.08
          •     Assets up 23%: $3.0 billion vs. $2.5 billion
          •     Loans up 25%: $2.2 billion vs. $1.7 billion
          •     Deposits up 16%: $2.2 billion vs. $1.9 billion
          •     Net interest income up 22%: $21 million vs. $18 million
          •     Stockholder’s equity up 25%: $349 million vs. $279 million
     Birmingham, Alabama, July 28, 2008: Superior Bancorp (NASDAQ: SUPR) announced today its second quarter 2008 performance. A summary of its results is provided below and in the attached selected financial data.

	As of and for the Quarters Ended
(Dollars in thousands, except per share data)	June 30, 2008	June 30, 2007
Total assets	$3,039,558	$2,470,293
Total loans, net of unearned income	2,148,751	1,719,808
Total deposits	2,194,107	1,884,405
Stockholders’ equity	348,785	278,953
Net interest income	21,388	17,513
Net income	841	1,969
Net income per common share (1)	0.08	0.23
Total branches	75	63

(1)	— Retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.
     CEO Stan Bailey stated, “Our second quarter performance is in line with management’s expectations given the current volatile environment of our economy, stock market and housing. Superior continues to focus on managing through the current credit cycle, growing our balance sheet with existing and new customers, remaining ‘well capitalized’ and making money. We have also completed our 20-branch de novo branch expansion program.”
Bailey added, “Superior is open for business while many of our competitors are being integrated into Canadian and Spanish banks, or battling with billions of dollars in bad loans. We feel that our markets are recognizing our efforts to continue to serve their needs on a daily basis.”

Second Quarter 2008 Performance
     Second quarter 2008 net income was $841,000, or $.08 per share, compared to $695,000 for the first quarter of 2008 and $2.0 million for the second quarter of 2007. Second quarter 2008 net income includes the effect of $1.3 million, net of tax, in new branch overhead expense and $564,000, net of tax, in core deposit intangible amortization compared to second quarter 2007 core deposit amortization of $192,000, net of tax. Second quarter 2007 results do not include the effect of Superior Bancorp’s acquisition of People’s Community Bancshares, Inc., which was completed on July 27, 2007.
     Superior Bancorp’s second quarter 2008 net interest income increased to $21.4 million, or 16% from $18.5 million for the first quarter of 2008 and 22% from $17.5 million for the second quarter of 2007. Net interest margin increased to 3.39% compared to 3.04% for the first quarter of 2008.
     Superior Bancorp’s second quarter 2008 core noninterest income increased to $5.4 million, or 6% from $5.1 million in the first quarter of 2008. This increase is primarily attributable to increases in customer service charges and brokerage commissions due in large part to an increased customer base resulting from our acquisitions and branch expansion. Core noninterest income excludes certain items such as investment security gains and losses and gains on extinguishment of approximately $5.7 million in liabilities related to deferred compensation and benefits. A reconciliation of core noninterest income is included in the attached selected financial data.
     Superior Bancorp’s second quarter of 2008 core noninterest expense increased to $22.2 million, or 4% from $21.1 million in the first quarter of 2008. This increase is primarily attributable to increases in advertising and marketing expenses and FDIC insurance assessments. Advertising and marketing expenses increased in certain markets affected by recent bank merger activities in an effort to take advantage of customer dislocation. These costs are expected to continue into the third quarter of 2008. Core noninterest expense excludes certain items such as amortization of core deposit intangibles. A reconciliation of core noninterest expense is included in the attached selected financial data.

Balance Sheet Growth
     Superior Bancorp’s total deposits at June 30, 2008 remained level at $2.2 billion from March 31, 2008 and December 31, 2007. Total deposits increased 16% from June 30, 2007. The acquisition of People’s Community Bancshares, Inc. accounted for approximately 13% of the 16% deposit growth since June 30, 2007. As of June 30, 2008 Superior Bancorp’s de novo branches accounted for approximately $223 million of core deposits, predominantly from new customer relationships. Customer dislocation resulting from recent merger activities in Superior’s markets also contributed to the deposit performance.
     Loans increased to $2.2 billion at June 30, 2008, an increase of 6.5% from December 31, 2007 and 24.9% from June 30, 2007. Loan growth occurred across all of Superior’s Alabama and Florida markets, with primary expansion occurring in the commercial, mortgage and commercial real estate sectors of our loan portfolio. In addition, Superior Bank purchased a pool of residential mortgage loans with a balance of approximately $52 million during the second quarter of 2008.
Credit Quality Management
     With regard to credit quality at June 30, 2008, non-performing loans (“NPLs”) were 1.83%% of total loans compared to 1.49% at March 31, 2008 and 1.26% at December 31, 2007, which is in line with management’s expectations. The $8.4 million NPL increase during the second quarter of 2008 was predominantly located in Florida and includes real estate relationships primarily secured by residential properties in various stages of development.
     Other Real Estate Owned (“OREO”) increased $5.8 million during the second quarter of 2008 to $12.6 million. The increase in OREO is composed primarily of properties in Alabama consisting of single-family homes and residential lots. Of total OREO, $10.3 million is located in Alabama and $2.3 is in Florida.
     Overall past due loans increased during the second quarter with the 90 days past due (DPD) and still accruing category moving to 0.09% at June 30, 2008 from 0.00% and 0.10% as a percentage of total loans at March 31, 2008 and December 31, 2007, respectively. Loans in the 30-89 DPD category increased to 2.05% from 1.25% and 1.13% as a percentage of total loans at March 31, 2008 and December 31, 2007, respectively.
     Net loan charge-offs as a percentage of average loans were 0.38% during the second quarter of 2008, compared to 0.29% and 0.33% during the first quarter of 2008 and fourth quarter of 2007, respectively. Of the $2.0 million net charge-offs in the second quarter of 2008, Superior Bank’s charge-offs were $1.5 million or 0.28% of average loans and the consumer finance company charge-offs were $490,000 or 0.10% of average loans. Of Superior Bank’s charge-offs, 56% related to 1-4 family mortgages and 42% related to real estate construction.
     The provision for loan losses was $6.0 million in the second quarter of 2008, increasing the allowance for loan losses to 1.27% of net loans, or $27.2 million, at June 30, 2008, compared to 1.13% of net loans, or $23.3 million at March 31, 2008. Superior’s management believes the allowance for loan losses at June 30, 2008 appropriately reflects management’s best estimate of potential losses in the loan portfolio. Management’s assessment of Superior’s credit quality is based on various internal and external factors that affect the collectability of loans.
De Novo Branching Program Completed
     In furtherance of Superior’s de novo branch strategy, the company has opened all of the 20 planned new branches since September 2006 in key Alabama and Florida markets, representing approximately $223 million of core deposits as of June 30, 2008. For the second quarter of 2008, after-tax overhead expense associated with the new branches was $1.3 million, representing an approximately 2% annualized premium on deposits. Superior Bancorp has invested approximately $25 to $30 million toward its de novo branch expansion program.
Well Capitalized and Liquid
     Superior Bank continues to be categorized as “well capitalized” under regulatory guidelines with a total risk-based capital ratio of 10.22% as of June 30, 2008. Other key equity ratios of Superior Bank at June 30, 2008 were total equity to total assets of 13.08% and tangible equity to tangible assets of 7.40%.
     Short-term liquid assets (cash and due from banks, interest-bearing deposits in other banks and federal funds sold) increased $16.0 million, or 25.2%, to $79.3 million at June 30, 2008 from $63.3 million at December 31, 2007. At June 30, 2008, short-term liquid assets comprised 2.6% of total assets, compared to 2.2% at December 31, 2007. Management continually monitors Superior Bank’s liquidity position and will increase or decrease short-term liquid assets as necessary. Superior Bank’s principal sources of funds are deposits, principal and interest payments on loans, federal funds sold and maturities and sales of investment securities. In addition to these sources of liquidity, Superior Bank has access to a minimum of $250 million in additional funding from traditional sources. Management believes it has established sufficient sources of funds to meet its anticipated liquidity needs.

Outlook
     The entire banking industry is operating in an adverse environment relative to maximizing short-term performance. Factors such as the challenging credit cycle, housing softness, gloomy media coverage, weakened consumer confidence and dramatic Federal Reserve rate reductions are causing a stiff headwind in 2008. At Superior, management continues to adapt to these factors while remaining focused on taking the actions that management believes will ultimately result in enhanced shareholder value.
About Superior Bancorp
     Superior Bancorp is a $3.0 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U. S. owned bank headquartered in Alabama. Superior Bank has 75 branches with 44 locations throughout the state of Alabama and 31 locations in Florida. Superior Bank currently has two new branches planned for Alabama and one for Florida during the remainder of 2008 in addition to those that have opened since September 2006.
     Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.
     This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.
     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; and (12) regulatory, legal or judicial proceedings.
     Superior Bancorp disclaims any intent or obligation to update forward-looking statements.
     More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).
COMPANY CONTACT:
Mark Tarnakow, Chief Financial Officer, (205) 327-3608

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	June 30,		December 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$71,959	$49,664	$52,983
Interest bearing deposits in other banks	4,010	4,718	6,916
Federal funds sold	3,366	12,843	3,452
Investment securities available for sale	356,408	322,739	361,171
Tax lien certificates	25,032	18,457	15,615
Mortgage loans held for sale	29,097	23,213	33,408
Loans, net of unearned income	2,148,751	1,719,808	2,017,011
Less: Allowance for loan losses	(27,243)	(19,147)	(22,868)

Net loans	2,121,508	1,700,661	1,994,143

Premises and equipment, net	103,565	89,620	104,799
Accrued interest receivable	15,857	14,405	16,512
Stock in FHLB	23,412	12,798	14,945
Cash surrender value of life insurance	47,290	41,273	45,277
Goodwill and other intangibles	185,442	128,976	187,520
Other assets	52,612	50,926	48,684

Total assets	$3,039,558	$2,470,293	$2,885,425

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$221,087	$182,807	$207,602
Interest-bearing	1,973,020	1,701,998	1,993,009

Total deposits	2,194,107	1,884,805	2,200,611

Advances from FHLB	405,830	187,840	222,828
Federal funds borrowed and security repurchase agreements	7,218	20,586	17,075
Notes payable	9,500	5,958	9,500
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,571	43,770	53,744
Accrued expenses and other liabilities	20,547	48,381	31,625

Total liabilities	2,690,773	2,191,340	2,535,383

Stockholders’ Equity
Common stock, par value $.001 per share; authorized 15,000,000 shares; shares issued 10,382,410, 8,688,146, and 10,380,658 respectively; outstanding 10,055,879, 8,667,727, and 10,027,079, respectively	10	9	10
Surplus	329,170	254,233	329,232
Retained earnings	35,094	30,205	33,557
Accumulated other comprehensive (loss) gain	(3,138)	(2,876)	174
Treasury stock, at cost	(11,364)	(716)	(12,309)
Unearned ESOP stock	(531)	(1,902)	(622)
Unearned restricted stock	(456)	—	—

Total stockholders’ equity	348,785	278,953	350,042

Total liabilities and stockholders’ equity	$3,039,558	$2,470,293	$2,885,425

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2008	2007	2008	2007	2007
	(Unaudited)		(Unaudited)
Interest income
Interest and fees on loans	$36,708	$34,986	$74,053	$69,297	$150,443
Interest on investment securities:
Taxable	4,143	4,096	8,195	8,535	17,174
Exempt from Federal income tax	431	138	861	266	897
Interest on federal funds sold	18	156	98	283	471
Interest and dividends on other investments	732	691	1,376	1,429	2,944

Total interest income	42,032	40,067	84,583	79,810	171,929
Interest expense
Interest on deposits	16,709	18,780	36,962	36,249	79,667
Interest on FHLB advances and other borrowings	3,016	2,770	5,808	6,019	12,971
Subordinated debentures	919	1,004	1,934	1,996	4,129

Total interest expense	20,644	22,554	44,704	44,264	96,767

Net interest income	21,388	17,513	39,879	35,546	75,162

Provision for loan losses	5,967	1,000	7,838	1,705	4,541

Net interest income after provision for loan losses	15,421	16,513	32,041	33,841	70,621

Noninterest income
Service charges and fees on deposits	2,192	1,894	4,296	3,684	7,957
Mortgage banking income	1,031	1,132	2,297	2,082	3,860
Investment securities gains	1,068	—	1,470	242	308
Change in fair value of derivatives	(418)	118	632	(34)	1,310
Increase in cash surrender value of life insurance	555	452	1,107	900	1,895
Gain on extinguishment of liabilities	2,918	—	2,918	—	—
Other income	1,660	942	2,888	1,750	4,027

Total noninterest income	9,006	4,538	15,608	8,624	19,357

Noninterest expenses
Salaries and employee benefits	12,058	10,168	24,199	20,236	42,316
Occupancy, furniture and equipment expense	4,120	2,995	8,180	6,142	13,391
Amortization of core deposit intangibles	896	304	1,792	609	1,691
Loss on extinguishment of debt	—	—	—	—	1,469
Merger related costs	13	107	121	426	639
Loss on termination of ESOP	—	—	—	—	158
Other operating expenses	6,189	4,484	11,248	8,670	18,559

Total noninterest expenses	23,276	18,058	45,540	36,083	78,223

Income before income taxes	1,151	2,993	2,109	6,382	11,755

Income tax expense	310	1,024	572	2,116	4,134

Net income	$841	$1,969	$1,537	$4,266	$7,621

Basic net income per common share	$0.08	$0.23	$0.15	$0.50	$0.82

Diluted net income per common share	$0.08	$0.23	$0.15	$0.49	$0.82

Weighted average common shares outstanding	10,016	8,613	10,014	8,611	9,244
Weighted average common shares outstanding, assuming dilution	10,056	8,735	10,051	8,747	9,333

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three-Months		As of and for the Six Months		As of and for the Year
	Ended June 30,		Ended June 30,		Ended December 31,
	2008	2007	2008	2007	2007
Selected Average Balances :
Total assets	$2,991,342	$2,430,830	$2,944,466	$2,426,798	$2,620,962
Total Liabilities	2,639,589	2,152,136	2,592,914	2,149,235	2,312,690
Loans, net of unearned income	2,123,039	1,663,551	2,077,884	1,655,747	1,814,032
Mortgage loans held for sale	31,038	29,790	34,310	24,692	24,997
Investment securities	354,710	331,022	350,939	341,846	350,561
Total interest-earning assets	2,562,105	2,081,725	2,517,397	2,079,455	2,246,177
Noninterest-bearing deposits	219,647	179,366	218,196	179,465	191,066
Interest-bearing deposits	1,982,589	1,680,570	1,982,785	1,665,005	1,790,719
Advances from FHLB	340,655	188,104	293,451	197,923	221,831
Federal funds borrowed and security repurchase agreements	8,187	13,732	8,288	18,830	17,061
Junior subordinated debentures owed to unconsolidated subsidiary trusts	53,613	43,826	53,660	43,881	48,557
Total interest-bearing liabilities	2,398,240	1,935,989	2,351,397	1,935,202	2,088,719
Stockholders’ equity	351,754	278,695	351,552	277,563	308,272

Per Share Data (8):
Net income — basic	$0.08	$0.23	$0.15	$0.50	$0.82
— diluted	$0.08	$0.23	$0.15	$0.49	$0.82
Weighted average common shares outstanding — basic	10,016	8,613	10,014	8,611	9,244
Weighted average common shares outstanding — diluted	10,056	8,735	10,051	8,747	9,333
Common book value per share at period end	$34.68	$32.18	$34.68	$32.18	$34.91
Tangible common book value per share at period end	$16.24	$17.30	$16.24	$17.30	$16.21
Common shares outstanding at period end	10,056	8,668	10,056	8,668	10,027

Performance Ratios and Other Data:
Return on average assets(1)	0.11%	0.32%	0.10%	0.35%	0.29%
Return on average tangible assets(1)	0.12	0.34	0.11	0.37	0.31
Return on average stockholders’ equity(1)	0.96	2.83	0.88	3.10	2.47
Return on average tangible equity(1)	2.04	5.26	1.87	5.79	4.91
Net interest margin(1)(2)(3)	3.39	3.39	3.21	3.46	3.37
Net interest spread(1)(3)(4)	3.17	3.06	2.96	3.14	3.04
Noninterest income to average assets(1)(5)	0.72	0.73	0.72	0.69	0.67
Noninterest expense to average assets(1)(6)	2.98	2.91	2.96	2.91	2.83
Efficiency ratio (7)	82.12	80.23	85.32	79.50	79.48
Average loan to average deposit ratio	97.81	91.04	95.97	91.11	92.80
Average interest-earning assets to average interest bearing liabilities	106.83	107.53	107.06	107.45	107.54
Intangible assets — goodwill	$162,390	$114,526	$162,390	$114,526	$162,466
— core deposit intangible (“CDI”) and other intangibles	23,052	14,450	23,052	14,450	25,054

Assets Quality Ratios:
Nonaccrual loans	$37,111	$11,020	$37,111	$11,020	$22,533
Accruing loans 90 days or more delinquent	1,859	397	1,859	397	2,117
Restructured loans	326	501	326	501	671
Other real estate owned and repossessed assets	12,588	1,125	12,588	1,125	4,415
Net loan charge-offs	1,996	830	3,463	1,450	4,282
Allowance for loan losses to nonperforming loans	69.33%	160.64%	69.33%	160.64%	90.31%
Allowance for loan losses to loans, net of unearned income	1.27	1.11	1.27	1.11	1.13
Nonperforming assets (“NPA”) to loans plus NPAs, net of unearned income	2.40	0.76	2.40	0.76	1.47
NPAs to total assets	1.71	0.53	1.71	0.53	1.03
Net loan charge-offs to average loans(1)	0.38	0.20	0.34	0.17	0.24
Net loan charge-offs as a percentage of:
Provision for loan losses	33.46	83.00	44.18	85.04	94.30
Allowance for loan losses(1)	29.39	17.39	25.49	15.27	18.72

(1) — Annualized for the three-month periods ended June 30, 2008 and 2007.
(2) — Net interest income divided by average earning assets.
(3) — Calculated on a taxable equivalent basis.
(4) — Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5) — Noninterest income has been adjusted for changes in fair value of derivatives, investment security gains(losses), and gain on extinguishment of liabilities.
(6) — Noninterest expense has been adjusted for CDI amortization, extinguishment of debt, termination of ESOP, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets.
(7) — Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization, merger related costs, extinguishment of debt, termination of ESOP, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for changes in fair values of derivatives, investment security gains (losses), plus net interest income on a fully tax equivalent basis, and gain on extinguishment of liabilities.
(8) — Per share data has been retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)

	For the Three-Month Periods Ended		Percent
	June 30, 2008	March 31, 2008	Increase (Decrease)
Core noninterest income (non-GAAP)	$5,438	$5,149	5.61%
Investment securities gains	1,068	402	165.67%
Change in fair value of derivatives	(418)	1,050	(139.81)%
Gain on extinguishment of liabilities	2,918	—	0.00%

Total noninterest income (GAAP)	$9,006	$6,601	36.43%

Core noninterest expense (non-GAAP)	$22,156	$21,249	4.27%
Amortization of core deposit intangibles	896	896	0.00%
Merger related costs	13	107	(87.85)%
Loss on foreclosed assets	211	11	1818.18%

Total noninterest expense (GAAP)	$23,276	$22,263	4.55%

	As of
	June 30, 2008	June 30, 2007	December 31, 2007
Total stockholders’ equity (GAAP)	$348,785	$278,953	$350,042
Intangible assets (GAAP)	185,442	128,976	187,520

Total tangible equity (non-GAAP)	$163,343	$149,977	$162,522